Contact: US Airways Media Relations

(480) 693-5729

FOR IMMEDIATE RELEASE

US AIRWAYS APPOINTS EXECUTIVE VICE PRESIDENT, CORPORATE

TEMPE, Ariz., March 10, 2009 -- US Airways (NYSE: LCC) today announced that Stephen L. Johnson has been named as executive vice president, corporate and general counsel, effective March 16, 2009. In his new role Johnson, 52, will oversee the airline's Legal, Corporate Real Estate, Labor Relations and Corporate Security functions. He will report to US Airways Chairman and CEO Doug Parker.

"Steve is an exceptional executive who brings a wide variety of skills and industry knowledge to our airline," said Parker. "He has extensive transactional experience and will play a key advisory role on our team. He works hard to understand all views and builds consensus to achieve a positive outcome. We couldn't be more pleased that he is returning to US Airways, bringing with him the right combination of experience and legal expertise to our senior leadership team."

Since 2003, Johnson has been a partner at Indigo Partners LLC, a Phoenix-based private equity firm. Indigo specializes in acquisitions and strategic investments in the airline, aircraft finance and aerospace industries. Between 1995 and 2003, Johnson held a variety of positions with America West Holdings Corporation prior to its merger with US Airways Group, including senior vice president, legal and executive vice president, corporate. Between 1989 and 1994, Johnson also held a variety of positions, including senior vice president and general counsel, with GPA Group plc, which later was acquired by GE Capital Aviation Services Limited. His prior experience further includes serving as an attorney at Seattle-based law firm Bogle & Gates where he specialized in corporate and aircraft finance and taxation.

Johnson earned his Master of Business Administration and Juris Doctorate from the University of California, Berkley, and a Bachelor of Arts from California State University, Sacramento.

This new position was recently created when the airline's former general counsel left the company for a position outside the industry.

About US Airways

US Airways was America's number one on-time airline in 2008 among the "Big Six" hub-and-spoke airlines according to the U.S. Department of Transportation's (DOT) monthly Air Travel Consumer Report. US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,200 flights per day and serves 200 communities in the U.S., Canada, Europe, the Caribbean and Latin America. The airline employs nearly 34,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers our customers more than 16,500 daily flights to 912 destinations in 159 countries worldwide. And for the tenth consecutive year, the airline received a Diamond Award for maintenance training excellence from the Federal Aviation Administration (FAA) for its Charlotte, North Carolina hub line maintenance facility. For more company information, visit usairways.com. (LCCG)

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